Exhibit 99.1

RiskMetrics Group Reports First Quarter 2008 Results

New York, May 8, 2008– RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced its financial results for the first quarter ended March 31, 2008.

Earnings Highlights :  The following GAAP results reflect the acquisition of ISS on January 11, 2007 and the CFRA acquisition of August 1, 2007.  The Pro Forma results are presented as if ISS and CFRA were acquired on January 1, 2007 (see Table E for a reconciliation of GAAP and Pro Forma financial results).

•      First quarter revenues increased 36.0% on a GAAP basis to $71.2 million, and 19.5% on a pro forma basis.

•      First quarter Adjusted EBITDA increased 53.9% on a GAAP basis to $23.2 million, and 36.1% on a pro forma basis with an Adjusted EBITDA margin of 32.6%.

•      Adjusted EPS (before amortization of intangibles, stock-based compensation and one-time IPO costs) for the first quarter 2008 was $0.13 up from $0.05 in first quarter 2007.  GAAP EPS was $0.01 in both the first quarter of 2008 and 2007.

“This quarter we experienced strong growth despite the volatility in the global capital markets. Risk management continues to be a top priority among institutions and corporations,” said Ethan Berman, Chief Executive Officer of RiskMetrics Group.  “Our results are indicative of the continued strong demand for our market leading services across risk and governance.  We are particularly encouraged by the diversity of the new business we generated in the first quarter both by market segment and geography.”

All amounts (except share and per share information) are in thousands, unless indicated otherwise.

Selected Financial Information

Table A

	Three Months ended March 31,
			%
Year over Year Comparison	2007	2008	Change

Revenues:
Risk	$27,319	$34,436	26.1%
ISS	25,046	36,784	46.9%
Total Revenues	52,365	71,220	36.0%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	37,288	48,017	28.8%
Other operating expenses (2)	6,569	11,152	69.8%
Total operating costs and expenses	43,857	59,169	34.9%

Income from operations	8,508	12,051	41.6%
Interest,dividend, investment and other loss,net	(7,904)	(11,477)	45.2%
Income before income taxes	604	574	-5.0%
Provision for income taxes	315	227	-27.9%
Net income - GAAP	$289	$347	19.9%

EPS (diluted) - GAAP	$0.01	$0.01

Adjusted Net income (3)	$2,523	$8,564	239.5%

Adjusted EPS (diluted) (3)	$0.05	$0.13

Adjusted EBITDA (4)	$15,077	$23,203	53.9%

Adjusted EBITDA margin	28.8%	32.6%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges. Refer to tables I and J for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, loss on disposal of property and equipment, and stock-based compensation.

Refer to tables I and J for a reconciliation to the comparable GAAP measure.

(3) Represents net income and EPS before amortization of intangible assets, stock-based compensation and one-time IPO costs. Refer to table D for a reconciliation to the comparable GAAP measure.

(4) Represents net income before interest expense interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and extraordinary or non-recurring charges or expenses.  Refer to table C for a reconciliation to the comparable GAAP measure.

First Quarter 2008 Revenues

Total revenues for the first quarter of 2008 were $71.2 million, up 36.0% from $52.4 million in the first quarter of 2007on a GAAP basis.

Pro forma revenues increased 19.5% from $59.6 million in the same period of 2007. Included in the Q1 2007 pro forma revenues are $3.3 million of revenues from the 11 day period before the ISS acquisition and $3.9 million of CFRA revenues (refer to Table E).

On a business segment level, first quarter Risk revenues were $34.4 million, a 26.1% increase over first quarter 2007.  Results were primarily due to RiskManagerTM revenue growth of 39% over the year ago period resulting from strong sales to both the asset management and hedge fund sectors.  EMEA revenue grew by over 31% year-over-year, and Americas revenue grew over 21%.

ISS revenues were $36.8 million in the first quarter of 2008, a 46.9% increase from first quarter 2007 on a GAAP basis. On a pro forma basis, revenues grew by 13.9%. EMEA revenues grew 22.7% and Americas revenues grew 11.6% on a proforma basis.

Total Governance Services (mainly Proxy Research and Voting Services) revenue of $22.4 million increased 11.4% from the prior year period including the 11 days before acquisition due to growth in the Custom Research and Global Proxy Distribution product lines.  Financial Research and Analysis (“FR&A”) revenues of $14.4 million grew by 18.1% over the prior year pro forma revenue due to strong growth of Corporate Services and ES&G analytics revenues.

“The balance of our business across our large and diversified client base and across geographic regions continues to position us for growth despite uncertainty in the global capital markets, Mr. Berman continued.  “This quarter we had a record $21.8 million of new Annualized Contract Value (“ACV”) sales, an increase of 66.8% over Q1 07. The contribution to this performance was quite broad and diversified. European new sales grew over 100% and the Americas grew over 45%. We experienced strong new sales performance in both the hedge fund and asset management sectors.”

Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, and non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, increased 28.8% to $48.0 million for the first quarter. On a pro forma basis, Adjusted EBITDA expenses increased by 12.8%.

Compensation expense, which accounted for 69.0% of total Adjusted EBITDA expenses, increased by 27.3% to $33.1 million. On a pro forma basis, compensation expenses increased by 10.3% as headcount grew at a lower rate than revenues.

Non-compensation expenses increased to $14.9 million. On a pro forma basis, non-compensation expenses increased by 18.8%, due mainly to increases in legal and accounting costs related to being a public company as well as increased occupancy and data costs.

Adjusted EBITDA expenses represented approximately 67.4% of total revenues for the first quarter, compared with 71.2% in the year-ago period.

Adjusted EBITDA

Consolidated Adjusted EBITDA increased 53.9% on a GAAP basis to $23.2 million in the first quarter of 2008 from $15.1 million in the first quarter of 2007.  On a pro forma basis, Adjusted EBITDA increased by 36.1% from $17.1 million in Q1 2007. Pro forma Q1 2007 Adjusted EBITDA includes $0.9 million of Adjusted EBITDA related to the January 1-11 period before the acquisition of ISS, and $1.1 million of CFRA Adjusted EBITDA.

EBITDA, including a stock based compensation expense of $3.4 million, was $19.8 million in Q1 2008. The stock-based compensation charge included a one-time charge of $1.4 million charge related to the IPO stock option grants.

The Adjusted EBITDA margin increased to 32.6% in the first quarter of 2008, compared with 28.8% in the first quarter of 2007 and 30.2% for full year 2007, as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $12.0 million which was a 53.2% increase over the first quarter 2007. The first quarter Risk Adjusted EBITDA Margin was 34.8% as compared to 28.6% in first quarter 2007 as revenues grew by 26.1% and Adjusted EBITDA expenses grew by 15.1%.

ISS generated Adjusted EBITDA of $11.2 million in the first quarter which was a 54.5% increase over first quarter 2007. On a pro forma basis, ISS Adjusted EBITDA increased 21.5%. The first quarter ISS Adjusted EBITDA Margin was 30.5% as compared to 28.6% in first quarter 2007 on a pro forma basis as Adjusted EBITDA expenses grew by 11.1%.

“We continued to expand our Adjusted EBITDA margins in the first quarter primarily driven by increased Risk margins,” said David Obstler, Chief Financial Officer of RiskMetrics Group.  “Revenue growth coupled with the scalability of our operating structure has allowed us to increase margins across both Risk and ISS.”

Other Operating Expenses and Income from Operations

Other operating expenses increased 69.8% to $11.2 million in the first quarter of 2008 from $6.6 million in the first quarter of 2007.  This was primarily due to an increase in stock based compensation of $2.6 million as a result of stock based compensation expense from IPO stock option grants, and a $1.3 million increase in amortization expense.  Income from operations increased 41.6% to $12.1 million from $8.5 million in the first quarter of 2007.

Interest, Dividend, Investment and Other Income (Expense), Net.

Net interest, dividend, investment and other expense increased from $7.9 million for the first quarter of 2007 to $11.5 million for first quarter of 2008.  The increase in other expense was mainly due to one time IPO and debt repayment-related costs of $5.0 million, which consisted of a $1.25 million debt prepayment penalty fee and a $1.4 million loss on an interest rate swap settlement, both included in the Other Expense line and a non-cash $2.4 million debt issuance cost write off, included in Interest Expense, during the first quarter of 2008. This increase in expense was partially offset by decreased interest expense (net of debt issuance cost write-off) and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008. We expect this trend of lower net interest expense to continue for the remainder of fiscal 2008.

Net Income and EPS

Adjusted net income, as defined in Table D, increased to $8.6 million in Q1 2008 from $2.5 million in Q1 2007. Adjusted EPS increased to $0.13 for the first quarter of 2008, from $0.05 in the prior year.  First quarter 2008 net income includes $6.3 million of one time IPO and debt repayment-related charges.

GAAP net income and EPS was $0.3 million and $0.01, respectively, for the first quarter of 2008 and 2007. The effective tax rate in Q1 2008 was 39.5%.

Selected Operating Data

The Company believes that the supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for Three Months Ended March 31,
Operating Data	2007	2008

Annualized Contract Value (1)

Risk	$109,294	$142,505
% Growth	—	30.4%

ISS (1)	94,359	125,058
% Growth	—	32.5%

Annualized Contract Value	$203,654	$267,564
% Growth	—	31.4%

Recurring Revenue as a % of total revenue (2)
Risk	97.1%	99.0%
ISS	85.6%	84.6%
Recurring Revenue as a % of total revenue	90.9%	91.6%

Renewal Rate
Risk	87.6%	87.7%
ISS	89.0%	89.6%
Renewal Rate	88.2%	88.4%

Notes to Operating Data Table:

(1)   We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.   CFRA was acquired on August 1, 2007 with $15.9 million of ACV which is not included in ISS ACV as of March 31, 2007.

(2)   We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

Overall, renewal rates were 88.4% in the first quarter of 2008 as compared with 88.2% in the first quarter of 2007. Risk achieved a Q1 2008 renewal rate of 87.7% while ISS had a renewal rate of 89.6%, both slightly higher than in Q1 2007.

Recurring revenue as a percent of total revenue increased to 91.6% in Q1 2008 from 90.9% in Q1 2007. This increase was the result of the increase of Risk recurring revenues to 99.0% of total revenues in Q1 2008, as the Company continues to emphasize its subscription products. The percentage of recurring revenues for RMG and ISS was lower in the first quarter of 2008 than for the full year 2007 due to the seasonality of non-recurring Corporate Services revenues resulting in an over- weighting of those revenues in the first quarter of each fiscal year.

Annualized Contract Value increased 31.4% in Q1 2008 as compared to Q1 2007, with Risk increasing 30.4% (from $109.2 million to $142.5 million) and ISS growing 32.5% (from $94.4 million to $125.1 million). The increase in ACV was driven by a strong growth of new Risk sales, as well as by the CFRA acquisition which contributed $15.9 million of acquired ACV. Pro forma for the CFRA acquisition, consolidated ACV grew 21.9% and ISS ACV grew by 13.4%. Risk average ACV per client continued to increase to over $225,000, from $205,000 in 2007.

On a consolidated basis, the Company had $21.8 million of new ACV sales in Q1 2008, up 67.8% over Q1 2007 and up 46.7% over Q4 2007. The performance was particularly strong in the Risk business where new ACV sales nearly doubled over Q1 2007. The new sales performance was quite diversified with 50.7% coming from the Americas and 43.7% from EMEA. We also experienced strong new sales growth from both the hedge fund industry and from the asset management sector.

In Q1 2008 RiskMetrics continued to have success in growing our relationship with existing clients with approximately 60% of new ACV sales coming from existing clients.

Discussion of Cash Flow

As of March 31, 2008, cash, cash equivalents and investments were $87.3 million, as compared to $27.5 million on December 31, 2007.  Operating activities for Q1 2008 used cash of $12.9 million, compared to a cash usage of $8.1 million Q1 2007.  Cash flow from operations decreased by $4.9 million in 2008 compared to 2007 due to $1.3 million of cash used for a debt pre-payment penalty fee, and $1.4 million for an interest rate swap settlement in connection with the pre-payment of debt in 2008, as well as the timing of accounts receivable billing and collections.

As in previous years, cash flow tends to be lower in the beginning of each year due to bonuses and commissions paid during this period and due to the seasonality of contract renewals and corresponding up-front payments, which are somewhat weighted in the second half of each year. As a result of contract renewals being weighted during the second half of the year and bonus payments in the beginning of the year, more cash flows from operations is generated during the second half of the year than the first half of the year.

Capital expenditures decreased to $1.8 million in the first quarter of 2008 compared to $2.1 million in the prior year.   Financing Cash Flows generated cash of $74.8 million during the quarter primarily due to net proceeds received from the IPO partially offset by the pay down of $125.0 million in debt.

Free Cash Flow (operating cash flow minus capital expenditures) for the first quarter of 2008 decreased to negative $14.7 million compared to negative $10.1 million in the first quarter 2007.  Second quarter 2008 cash flow will be positively impacted by the expected receipt of over $6.0 million income tax refund and negatively impacted by a one-time principal debt payment of $6.4 million.

2008 Guidance

As of March 31, 2008, the Company anticipates revenue for the fiscal year ending December 31, 2008 to be in the upper half of our previous revenue range of $285 million to $295 million. Renewal rates are expected to be in the 89%-91% range.

Adjusted EBITDA is also expected to be in the upper half of our previous $90 million to $95 million Adjusted EBITDA range, with Adjusted EBITDA margin expansion between 150 to 200 basis points. . Unlevered Free Cash Flow (Adjusted EBITDA less Working Capital Changes less Capital Expenditures) is expected to be in excess of Adjusted EBITDA.

Conference Call Information

The Company will hold a conference call to discuss results for the first quarter of 2008 today at 10 a.m . Eastern.. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in	800.901.5241
International dial-in	617.786.2963
Pass code	13539642

In addition, investors can access the conference call directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 19 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2007 Annual From 10-K which was filed with the Securities and Exchange Commission on March 31, 2008. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Adjusted EBITDA to net income on our historical results:

Table C

	Three months ended March 31,
	2007	2008
Net income	$289	$347
Interest, other expense, net	7,904	11,477
Income tax expense	315	227
Depreciation and amortization of property and equipment	1,584	2,115
Amortization of intangible assets	4,189	5,456
Stock-based compensation	796	3,361
Non-recurring expenses (a)	—	198
Loss on disposal of property and equipment	—	22
Adjusted EBITDA	$15,077	$23,203

(a)          Represents lease exit costs incurred from moving the Company’s London operations.

Adjusted EBITDA, as defined in our credit facilities, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facilities. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facilities. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs and stock-based compensation..

A reconciliation from GAAP net income and EPS to Adjusted net income and EPS is set forth below:

Table D

	Three months ended March 31,
	2007	2007	2008	2008
	$ Amount	EPS Amount	$ Amount	EPS Amount

GAAP - Net Income	$292	$0.01	$347	0.01
Plus: IPO Costs (1)	—	—	6,348	0.10
Plus: Non IPO Stock-Based Compensation	796	0.01	2,004	0.03
Plus: Amortization of Intangible Assets	4,189	0.08	5,456	0.08
Income tax effect	(2,755)	(0.05)	(5,591)	(0.09)

Adjusted Net income before amortization of intangibles, IPO costs and stock-based compensation.	$2,523	$0.05	$8,564	$0.13

Adjusted EPS – diluted	$0.05		$0.13

Diluted Shares	53,377,084		64,811,753

(1) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million prepayment penalty fee, a $2.4 million debt issuance cost write off and a $1.4 million loss on an interest rate swap settlement, during the first quarter of 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Notes Regarding Pro forma Presentation

The unaudited pro forma financial information below is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition of ISS had been consummated as of the date indicated, nor is it necessarily indicative of the results of future operations. The pro forma financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of ISS’ business.

The table below sets forth a reconciliation of historical GAAP revenue, Adjusted EBITDA Expenses and Adjusted EBITDA to Pro Forma Revenue , Pro Forma Adjusted EBITDA Expenses and Pro Forma Adjusted EBITDA:

Table E

	For the three months ended March 31,
		Adjusted
		EBITDA	Adjusted
	Revenue	Expenses	EBITDA

Q1 - 2007 - GAAP (1)	$52,365	$37,288	$15,077

Add: 11 days of ISS (2)	3,327	2,446	881

Add: CFRA Q1 2007 (3)	3,928	2,837	1,091

Q1 - 2007 - Pro Forma	$59,620	$42,571	$17,049

Q1 -2008 GAAP	$71,220	$48,017	$23,203

Pro Forma Growth	19.5%	12.8%	36.1%

(1) Represents Historical GAAP results for the three months ended March 31, 2007.

(2) Unaudited results of ISS for the period of January 1, 2007 - January 11, 2007.

(3) Unaudited results of CFRA for the period of January 1, 2007 - March 31, 2007.

Table F

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2007	March 31, 2008
		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,455	$87,347
Accounts receivable, net	37,010	56,284
Deferred tax asset	140	140
Income taxes receivable	8,300	10,681
Other receivables and prepaid expenses	5,910	6,184
Total current assets	78,815	160,636
Intangibles—net	174,154	168,698
Goodwill	460,951	460,355
Property and equipment—net	16,225	15,890
Deferred financing costs	8,677	6,007
Other assets	4,361	1,744
TOTAL ASSETS	$743,183	$813,330
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$6,235	$3,462
Accrued expenses	34,189	20,399
Debt, current portion	3,000	6,381
Deferred revenue, current portion	100,557	111,783
Other current liabilities	227	247
Total current liabilities	144,208	142,272
LONG-TERM LIABILITIES
Debt	419,750	290,619
Deferred tax liabilities	28,626	24,889
Deferred revenue	722	551
Other long-term liabilities	13,785	21,846
Total liabilities	607,091	480,177
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—150,000,000 and 200,000,000 authorized at December 31, 2008 and March 31, 2008, respectively; 47,850,652 and 60,716,514 issued and 47,642,460 and 60,508,322 outstanding at December 31, 2007 and March 31, 2008, respectively	479	607
Treasury stock—208,192 shares	(2)	(2)
Additional paid-in capital	217,355	418,618
Accumulated other comprehensive loss	(7,262)	(11,939)
Accumulated deficit	(74,478)	(74,131)
Total stockholders’ equity	136,092	333,153
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$743,183	$813,330

Table G

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2008

(UNAUDITED)

(In thousands, except share and per share amounts)

	2007	2008
REVENUES	$52,365	$71,220
OPERATING COSTS AND EXPENSES:
Cost of revenues (including stock-based compensation of $192 and $1,558 in 2007 and 2008, respectively)	16,593	22,704
Research and development expenses (including stock-based compensation of $199 and $781 in 2007 and 2008, respectively)	6,879	10,461
Selling and marketing expenses (including stock-based compensation of $107 and $321 in 2007 and 2008, respectively)	8,093	9,206
General and administrative expenses (including stock-based compensation of $298 and $701 in 2007 and 2008, respectively)	6,519	9,205
Depreciation and amortization of property and equipment	1,584	2,115
Amortization of intangible assets	4,189	5,456
Loss on disposal of fixed assets	—	22
Total operating costs and expenses	43,857	59,169
INCOME FROM OPERATIONS	8,508	12,051

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	586	299
Interest expense	(8,490)	(9,163)
Other expenses	—	(2,613)
Total interest, dividend, investment, and other income (expense), net	(7,904)	(11,477)
INCOME BEFORE PROVISION FOR INCOME TAXES	604	574
PROVISION FOR INCOME TAXES	315	227
NET INCOME	$289	$347
INCOME PER SHARE:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	45,016,364	57,161,701
Diluted	53,377,084	64,811,753

Table H

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2008

(UNAUDITED)

(Amounts in thousands)

	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$289	$347
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization of property and equipment	1,584	2,115
Provision for bad debt	166	176
Amortization of intangible assets	4,189	5,456
Amortization of debt issuance costs	349	2,670
Stock-based compensation	796	3,361
Tax benefit associated with exercise of stock options	—	(1,458)
Loss on disposal of fixed assets	—	22
Changes in assets and liabilities:		—
(Increase) decrease in accounts receivable	4,924	(19,550)
Increase in other receivables and prepaid expenses	(334)	(264)
(Increase) decrease in other assets	590	(54)
Increase (decrease) in deferred revenue	(2,187)	11,062
Increase in income taxes receivable	(1,026)	(632)
Decrease in trade accounts payable	(799)	(2,828)
Decrease in other accrued expenses and liabilities	(16,601)	(13,362)
Net cash used by operating activities	(8,060)	(12,939)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,074)	(1,777)
Cash paid to acquire Institutional Shareholder Services Inc. (“ISS”) and related acquisition costs (net of cash acquired of $12,250)	(471,764)	—
Payment of acquired ISS acquisition related costs	(7,413)	—
Proceeds from sale of investments	59,575	—
Net cash used in investing activities	(421,676)	(1,777)
CASH FLOWS FROM FINANCING ACTIVITIES:		—
Proceeds from debt borrowings	425,000	—
Repayment of debt	—	(125,750)
Payment of debt issuance costs	(10,074)	—
Principal payments on capital lease obligations	(5)	—
Net Proceeds from Equity offering	—	196,327
Excess tax benefit associated with exercise of stock options		1,458
Proceeds from exercise of stock options	55	2,682
Net cash provided by financing activities	414,976	74,717
EFFECT OF EXCHANGE RATE CHANGES ON CASH	115	(109)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,645)	59,892
CASH AND CASH EQUIVALENTS—Beginning of year	$37,313	27,455
CASH AND CASH EQUIVALENTS—End of year	$22,668	$87,347
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$7,913	$6,472
Cash paid for taxes (net of refunds)	$281	$1,651
NON CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock to purchase ISS	$42,426	—
Issuance of stock options to purchase ISS	$16,331	—
Retirement of treasury stock	$103	—
Tax benefit associated with exercise of ISS stock options	—	$596

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table I

RISKMETRICS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO MARCH 31, 2007	STOCK BASED COMPENSATION	PRO FORMA

Revenues	$52,365	$—	$52,365

Operating cost and expenses:
Cost of revenues	16,593	(192)	16,401
Research and development	6,879	(199)	6,680
Selling and marketing	8,093	(107)	7,986
General and administrative	6,519	(298)	6,221
Total adjusted EBITDA expenses	38,084	(796)	37,288

Depreciation and amortization of property and equipment	1,584		1,584
Amortization of intangible assets	4,189		4,189
Loss on disposal of property and equipment	—	—	—
Total other operating expenses	5,773	796	6,569

Total operating expenses	43,857	—	43,857

Income from operations	8,508	—	8,508

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	586		586
Interest expense	(8,490)		(8,490)
Other expenses	—	—	—
Interest, dividend, investment and other income (expense), net	(7,904)	—	(7,904)

Income before provision for income taxes	604	—	604

Provision for income taxes	315	—	315

Net income	$289	$—	$289

Table J

RISKMETRICS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO MARCH 31, 2008	PRO FORMA ADJUSTMENTS		PRO FORMA

Revenues	$71,220	$—		$71,220

Operating cost and expenses:
Cost of revenues	24,072	(1,558	)(A)	22,514
Research and development	9,665	(781	)(A)	8,884
Selling and marketing	8,534	(321	)(A)	8,213
General and administrative	9,305	(701	)(A)	8,406
		(198	)(B)
Total adjusted EBITDA expenses	51,576	(3,559)		48,017

Depreciation and amortization of property and equipment	2,115			2,115
Amortization of intangible assets	5,456			5,456
Loss on disposal of property and equipment	22	—		—
Total other operating expenses	7,593	3,559		11,152

Total operating expenses	59,169	(3,559)		59,169

Income from operations	12,051	3,559		12,051

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	299			299
Interest expense	(9,163)			(9,163)
Other expenses	(2,613)	—		(2,613)
Interest, dividend, investment and other income (expense), net	(11,477)	—		(11,477)

Income before provision for income taxes	574	3,559		574

Provision for income taxes	227	—		227

Net income	$347	$3,559		$347

The following proforma adjustments are included in the preperation of the proforma statement of operations:

(A)   Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)   Reclassification of non-recurring lease exit costs from adjusted EBITDA expenses to other operating expenses.